Filed Pursuant to Rule 424(b)(5)

Registration No. 333-197426

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee(2)
Common Stock, par value $0.001 per share	2,875,000	$41.00	$117,875,000	$13,698

(1)	Includes 375,000 shares of common stock that may be purchased upon exercise of the underwriters’ option to purchase additional shares.
(2)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended.

PROSPECTUS SUPPLEMENT

(to Prospectus dated July 15, 2014)

2,500,000 Shares

Common Stock

The Ensign Group, Inc.

We are offering 2,500,000 shares of our common stock. Our common stock is traded on the NASDAQ Global Select Market under the symbol “ENSG.” The last reported sale price of our common stock on the NASDAQ Global Select Market on February 11, 2015 was $42.03 per share.

Investing in our common stock involves risks. See “Risk Factors” beginning on page S-6 of this prospectus supplement and the risks set forth under the caption “Item 1A. Risk Factors” included in our most recent Annual Report on Form 10-K, which is incorporated by reference herein, for certain risks relevant to an investment in our common stock.

	Per Share	Total
Public offering price	$41.00	$102,500,000
Underwriting discounts and commissions(1)	$2.05	$5,125,000
Proceeds, before expenses, to us	$38.95	$97,375,000

(1) We have agreed to reimburse the underwriters for certain expenses. See “Underwriting (Conflicts of Interest).”

We have granted the underwriters a 30-day option to purchase up to an additional 375,000 shares from us at the public offering price less underwriting discounts and commissions.

None of the Securities and Exchange Commission, any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares on or about February 18, 2015.

Wells Fargo Securities	RBC Capital Markets

SunTrust Robinson Humphrey

Prospectus Supplement dated February 11, 2015.

Prospectus Supplement

Prospectus

You should rely only on the information contained in or incorporated by reference into this prospectus supplement, the accompanying prospectus or any applicable free writing prospectus. We have not, and the underwriters have not, authorized any person to provide you with any information other than that contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus or that is contained in any free writing prospectus issued by us. We and the underwriters take no responsibility for, and can provide no assurances as to the reliability of, any other information that others may give to you. If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement. This prospectus supplement is not an offer to sell or a solicitation of an offer to buy our common stock in any jurisdiction where such offer or any sale would be unlawful. You should assume that the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus is accurate only as of any date on the front cover of this prospectus supplement, the accompanying prospectus or the date of the document incorporated by reference, as applicable. Our business, financial condition, results of operations and prospects may have changed since those dates.

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ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into the prospectus. The second part, the accompanying prospectus, gives more general information, some of which does not apply to this offering.

If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information contained in this prospectus supplement. However, if any statement in either of these documents is inconsistent with a statement in another document having a later date — for example, a document incorporated by reference — the statement in the document having the later date modifies or supersedes the earlier statement.

You should read both this prospectus supplement and the accompanying prospectus together with the additional information described in this prospectus supplement under “Information We Incorporate By Reference” and “Where You Can Find More Information.”

In this prospectus supplement, unless otherwise specified or the context requires otherwise, the words, “Ensign,” “Company,” “we,” “our” and “us” refer to The Ensign Group, Inc. and its consolidated subsidiaries.

The Ensign Group, Inc. is a holding company with no direct operating assets, employees or revenues. Our subsidiaries and affiliates are operated by separate, independent entities, each of which has its own management, employees and assets. In addition, certain of our wholly-owned independent subsidiaries, collectively referred to as the Service Center, provide certain accounting, payroll, human resources, information technology, legal, risk management and other back-office services to the other operating subsidiaries through contractual relationships with such subsidiaries. In addition, we have a wholly-owned captive insurance subsidiary, which we refer to as the Captive, that provides some claims-made coverage to our operating subsidiaries for general and professional liability, as well as for certain workers’ compensation insurance liabilities.

Like our affiliated operating subsidiaries, the Service Center and the Captive are operated by separate, wholly-owned, independent subsidiaries that have their own management, employees and assets. Reference herein to the consolidated “Company” and “its” assets and activities, as well as the use of the terms “we,” “us,” “our” and similar terms in this prospectus supplement is not meant to imply that The Ensign Group, Inc. has direct operating assets, employees or revenue, or that any of the operations, the Service Center or the Captive are operated by the same entity.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Statements in this prospectus supplement, the accompanying prospectus and the documents that we incorporate by reference in each that are not historical facts are forward-looking statements within the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995 and may involve a number of risks and uncertainties. We have generally used the words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project” and similar terms and phrases, including references to assumptions, to identify forward-looking statements, although not all forward-looking statements contain such words or phrases. You can also identify forward-looking statements by discussions of strategy, plans or intentions. These forward-looking statements are made based on management’s current expectations and beliefs concerning future events affecting us and are subject to various risks, uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control, that could cause our actual results to differ materially from those matters expressed in or implied by these forward-looking statements. The following factors are among those that may cause actual results to differ materially from our forward-looking statements:

•	federal and state changes to reimbursement and other aspects of Medicare and Medicaid;

•	the effect of federal and state government laws and regulations on our business;

•	preclusion from participating in federal or state healthcare programs, including Medicare and Medicaid;

•	state efforts to regulate or deregulate healthcare services or the construction or expansion of healthcare operations;

•	participation in provider relationships with managed care organizations in the geographies in which we serve;

•	overbuilding in certain markets, increased competition and increased operating costs;

•	any changes in the acuity mix of patients in our operations as well as payor mix and payment methodologies;

•	increased competition for, or a shortage of, nurses and other skilled personnel;

•	the inability to expand occupancy or to improve patient mix at our operations;

•	diversion of material time, resources and attention from our management team and staff away from our business to respond to government probe reviews and/or investigations;

•	competition from other healthcare providers in attracting patients and residents to our operations;

•

difficulties in completing future acquisitions and risks related to acquisitions generally, including our inability to efficiently integrate acquired operations and the disruption of management’s attention from ongoing business operations and the impact on customers, lenders, operating results and business;

•	the achievement and maintenance of competitive quality of care ratings from the Centers for Medicare and Medicaid Services and private organizations engaged in similar monitoring activities;

•	the geographic concentration of our operations;

•	significant legal actions and liability claims;

•	increases in the expense or difficulty in obtaining insurance coverage;

•	exposure through our self-insurance programs to significant and unexpected losses;

•	the departure or other loss of our management team and operational leaders;

•	the effect of a breach of a single facility lease on a master-lease or other leases with the same landlord;

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•	the failure to comply with the restrictive covenants and other provisions of our long-term debt, mortgages and long-term operating leases;

•	our ability to secure sufficient capital to implement our business plans;

•	delays in reimbursements from Medicare, Medicaid and other sources;

•	our ability to realize the potential benefit of the Spin-Off (as defined below) of our real estate assets;

•	our dependence upon receiving funds from multiple, independent operating subsidiaries;

•	our referral sources referring fewer patients to our operations;

•	the termination of our patient admission agreements and the resulting vacancies in our operations; and

•	our ability to generate sufficient cash flows to service our outstanding indebtedness and maintain dividend payments.

You should keep in mind that any forward-looking statements made by us in this prospectus supplement or elsewhere speak only as of the date on which the statements were made. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us or anticipated results. In light of these risks and uncertainties, you should keep in mind that any of these forward-looking statements might not occur. When considering these forward-looking statements, you should keep in mind the cautionary statements in this prospectus supplement and in our other SEC filings, including the more detailed discussion of these factors, as well as other factors that could affect our results, contained under “Risk Factors” elsewhere in this prospectus supplement and in our Annual Report on Form 10-K for the year ended December 31, 2014, which is incorporated herein by reference.

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PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus. This summary may not contain all of the information that you should consider before investing in our common stock. You should carefully read this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference in this prospectus supplement and the accompanying prospectus before deciding to invest in our common stock. Please read “Risk Factors” for more information about important risks that you should consider before investing in our common stock.

Company Overview

We, through our operating subsidiaries, are a provider of skilled nursing, rehabilitative care services, home health, home care, hospice care, assisted living and urgent care services. As of February 9, 2015, we operated 143 facilities, thirteen home health and eleven hospice operations, two home care businesses, sixteen urgent care centers and a mobile x-ray and diagnostic company, located in Arizona, California, Colorado, Idaho, Iowa, Nebraska, Nevada, Oregon, Texas, Utah, Washington and Wisconsin. Our operating subsidiaries, each of which strives to be the operation of choice in the community it serves, provide a broad spectrum of healthcare services, including skilled nursing, assisted living, home health and hospice, mobile ancillary, and urgent care services.

Our organizational structure is centered upon local leadership. We believe our organizational structure, which empowers leaders and staff at the local level, is unique within the healthcare services industry. Each of our operations is led by highly dedicated individuals who are responsible for key operational decisions at their operations. Leaders and staff are trained and motivated to pursue superior clinical outcomes, high patient and family satisfaction, operating efficiencies and financial performance at their operations.

We encourage and empower our leaders and staff to make their operation the “operation of choice” in the community it serves. This means that our leaders and staff are generally authorized to discern and address the unique needs and priorities of healthcare professionals, customers and other stakeholders in the local community or market, and then work to create a superior service offering for and reputation in that particular community or market. We believe that our localized approach encourages prospective customers and referral sources to choose or recommend the operation. In addition, our leaders are enabled and motivated to share real-time operating data and otherwise benchmark clinical and operational performance against their peers in order to improve clinical care, enhance patient satisfaction and augment operational efficiencies, promoting the sharing of best practices.

We view healthcare services primarily as a local business, influenced by personal relationships and community reputation. We believe our success is largely dependent upon our ability to build strong relationships with key stakeholders from the local healthcare community, based upon a solid foundation of reliably superior care. Accordingly, our brand strategy is focused on encouraging the leaders and staff of each operation to focus on clinical excellence and promote their operation independently within their local community.

Our History

Our company was formed in 1999 with the goal of establishing a new level of quality care within the skilled nursing industry. The name “Ensign” is synonymous with a “flag” or a “standard,” and refers to our goal of setting the standard by which all others are measured. We believe that through our efforts and leadership, we can foster a new level of patient care and professional competence at our operations, and set a new industry standard for quality skilled nursing and rehabilitative care services.

We organize our operating subsidiaries into portfolio companies, which we believe has enabled us to maintain a local, field-driven organizational structure and attract additional qualified leadership talent, and to identify, acquire, and improve operations at a generally faster rate. Each of our portfolio companies has its own president. These presidents, who are experienced and proven leaders that are generally taken from the ranks of operational CEOs, serve as leadership resources within their own portfolio companies, and have the primary responsibility for recruiting qualified talent, finding potential acquisition targets, and identifying other internal and external growth opportunities. We believe this organizational structure has improved the quality of our recruiting and will continue to facilitate successful acquisitions.

On June 1, 2014, we completed the separation of our healthcare business and our real estate business into two separate and independent publicly traded companies through the distribution of all of the outstanding shares of common stock of CareTrust REIT, Inc., or CareTrust, to Ensign stockholders on a pro rata basis, which we refer to as the Spin-Off. Our stockholders received one share of CareTrust common stock for each share of our common stock held at the close of business on May 22, 2014, the record date for the Spin-Off. Prior to the Spin-Off, we transferred 97 skilled nursing, assisted and independent living facilities to CareTrust. We continue to operate 94 of these facilities under multiple, long-term, triple-net leases with CareTrust.

Our Segments and Services

Beginning in the fourth quarter of 2014, we realigned our operating segments to more closely correlate with our service offerings, which coincide with the way that we measure performance and allocate resources. We have two reportable operating segments: (1) transitional, skilled and assisted living services, which includes the operation of skilled nursing facilities and assisted living facilities and is the largest portion of our business; and (2) home health and hospice services, which includes our home health, home care and hospice businesses. Our Chief Executive Officer, who is our chief operating decision maker, reviews financial information at the operating segment level.

We also report an “all other” category that includes revenue from our urgent care centers and a mobile x-ray and diagnostic company. Our urgent care centers and mobile x-ray and diagnostic businesses are neither significant individually nor in aggregate and therefore do not constitute a reportable segment. Our reporting segments are business units that offer different services and that are managed separately to provide greater visibility into those operations. The expansion of our home health and hospice business led us to separate our home health and hospice businesses into distinct reportable segment in the fourth quarter of 2014. Previously, we had a single reportable segment, healthcare services, which included providing skilled nursing, assisted living, home health and hospice, urgent care and related ancillary services.

Our Competitive Strengths

We believe the following competitive strengths will help us successfully execute our business strategy:

•	experienced and dedicated employees;

•	unique incentive programs;

•	staff and leadership development;

•	innovative service center approach;

•	proven track record of successful acquisitions;

•	reputation for quality care;

•	community-focused approach;

•	attractive asset base; and

•	investment in information technology.

Our Growth Strategy

Much of our historical growth can be attributed to our expertise in acquiring real estate or leasing both under-performing and performing post-acute care operations and transforming them into market leaders in clinical quality, staff competency, employee loyalty and financial performance. We plan to continue to grow our revenue and earnings by:

•	continuing to grow our talent base and develop future leaders;

•	increasing the overall percentage or “mix” of higher-acuity residents;

•	focusing on organic growth and internal operating efficiencies;

•	continuing to acquire additional strategic and turnaround operations in existing and new markets;

•	expanding and renovating our existing operations;

•	constructing new facilities in existing and new markets, and

•	strategically investing in and integrating other post-acute care healthcare businesses.

Recent Developments

Subsequent to December 31, 2014, we acquired five skilled nursing operations, two assisted living operations, two independent living operations, one home health agency and two urgent care clinics in three states for an aggregate purchase price of $38.6 million. The acquisition of the skilled nursing operations and assisted and independent living operations added 419 and 286 operational skilled nursing beds and assisted and independent living units, respectively, to our operating subsidiaries. The acquisitions of the home health agency and urgent care centers did not have an impact on the number of beds operated by our operating subsidiaries.

Our Executive Offices and Website

We were incorporated in 1999 in Delaware. Our principal executive offices are located at 27101 Puerta Real, Suite 450, Mission Viejo, CA 92691, and our telephone number is (949) 487-9500. Our corporate web address is www.ensigngroup.net. The information contained in, or that can be accessed through, our website is not part of this prospectus supplement or the accompanying prospectus and should not be relied upon in connection with making any investment decision with respect to the securities offered by this prospectus supplement.

EnsignTM is our U.S. trademark. All other trademarks and trade names appearing in this prospectus supplement are the property of their respective owners.

The Offering

Issuer	The Ensign Group, Inc., a Delaware corporation

Common Stock Offered by Us	2,500,000 shares

Underwriters’ option to purchase additional shares	We have granted the underwriters an option to purchase up to an additional 375,000 shares from us at the public offering price, less underwriting discounts and commissions, for a period of 30 days from the date of this prospectus supplement.

Common Stock to be Outstanding after this Offering	25,091,099 shares (25,466,099 shares if the underwriters exercise their option to purchase additional shares in full).

Use of Proceeds	We intend to use the net proceeds of this offering to repay outstanding borrowings under our revolving credit facility and for general corporate purposes, which could include working capital, capital expenditures and acquisitions. We have used and expect to continue to use our revolving credit facility primarily to fund acquisitions. See “Use of Proceeds.”

Conflicts of Interest	We intend to use a portion of the net proceeds from the sale of our common stock to repay outstanding borrowings under our revolving credit facility. An affiliate of Wells Fargo Securities, LLC is a lender and serves as syndication agent, and Wells Fargo Securities, LLC serves as joint lead arranger and joint book manager under our revolving credit facility. An affiliate of SunTrust Robinson Humphrey, Inc. is a lender and serves as administrative agent, and SunTrust Robinson Humphrey, Inc. serves as joint lead arranger and joint book manager under our revolving credit facility. Accordingly, this offering will be made in compliance with the applicable provisions of Rule 5121 of the Financial Industry Regulatory Authority, Inc., or FINRA. Wells Fargo Securities, LLC and SunTrust Robinson Humphrey, Inc. and their affiliates will not confirm any sales to accounts over which either firm exercises discretionary authority without first receiving specific written approval for the transaction for those accounts. See “Use of Proceeds” and “Underwriting (Conflicts of Interest) — Conflicts of Interest” for more information.

Risk Factors	You should carefully read and consider the information set forth in “Risk Factors” beginning on page S-6 of this prospectus supplement, including the risk factors set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, which are incorporated by reference into this prospectus supplement, before investing in our common stock.

NASDAQ Global Select Market Symbol	“ENSG”

The number of shares to be outstanding after the offering is based on 22,591,099 shares outstanding as of December 31, 2014, which does not include:

•	2,765,301 shares of common stock issuable upon the exercise of outstanding stock options as of December 31, 2014, at a weighted-average exercise price of $17.02 per share;

•	182,520 shares of common stock underlying unvested restricted stock awards; and

•	1,232,418 shares of common stock available to be granted under our existing equity plans.

Unless we specifically state otherwise, the information contained in this prospectus supplement is based on the assumption that the underwriters will not exercise the option to purchase additional shares.

RISK FACTORS

An investment in our common stock involves various risks. You should carefully consider the risks and uncertainties described below and the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, including the risk factors set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, before deciding to invest in our common stock. Any of the risk factors described therein or set forth below could significantly and adversely affect our business, prospects, financial condition and results of operations. As a result, the trading price of our common stock could decline and you could lose a part or all of your investment.

Risks Related to Our Business and Industry

For a discussion of risks and uncertainties relating to our business and industry, see “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, which is incorporated by reference in this prospectus supplement and the accompanying prospectus.

Risks Related to Our Common Stock and this Offering

Our stock price has been volatile and your investment could lose value.

The trading price of our common stock has been volatile and could be subject to wide fluctuations due to various factors. The timing of announcements in the public market regarding new products, product enhancements or technological advances by us or our competitors, and any announcements by us or our competitors of acquisitions, major transactions or management changes could also affect our stock price. Our stock price is subject to speculation in the press and the analyst community, changes in recommendations or earnings estimates by financial analysts, changes in investors’ or analysts’ valuation measures for our stock, our credit ratings and market trends unrelated to our performance. Stock sales by our directors, officers or other significant holders may also affect our stock price. A significant drop in our stock price could also expose us to the risk of securities class action lawsuits, which could result in substantial costs and divert management’s attention and resources, which could adversely affect our business. Moreover, if the per share trading price of our common stock declines significantly, you may be unable to resell your shares at or above the public offering price. We cannot assure you that the per share trading price of our common stock will not fluctuate or decline significantly in the future.

Because we have broad discretion in how we use the proceeds from this offering, we may use the proceeds in ways with which you disagree.

We intend to use the net proceeds of this offering to repay outstanding borrowings under our revolving credit facility and for general corporate purposes, which could include working capital, capital expenditures and acquisitions. We have used and expect to continue to use our revolving credit facility primarily to fund acquisitions. See “Use of Proceeds.” We have not allocated specific amounts of the net proceeds from this offering for any specific purpose. Accordingly, our management will have significant flexibility in applying the net proceeds of this offering. You will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. The failure of our management to use such funds effectively could have a material adverse effect on our business, financial condition, operating results and cash flow.

Potential sales by us of our common stock may cause the market price of our common stock to decline.

We are not restricted from issuing additional shares of common stock, including shares issuable pursuant to securities that are convertible into or exchangeable for, or that represent the right to receive, common stock. Following completion of this offering, we expect that we will have approximately 25.1 million shares of common stock outstanding (or approximately 25.5 million shares if the underwriters exercise their option to purchase additional shares in full), approximately 2.8 million shares of common stock will be issuable pursuant to outstanding stock options and approximately 1.4 million shares of common stock underlying unvested restricted stock awards and other equity awards that are reserved for future issuance under existing compensation plans. If these additional shares are sold in the public market, or if it is perceived that they will be sold in the public market, the trading price of our common stock could decline.

Investors in this offering may experience immediate and substantial dilution.

The public offering price of the securities offered pursuant to this prospectus supplement may be substantially higher than the net tangible book value per share of our common stock. Therefore, if you purchase shares of common stock in this offering, you may incur immediate and substantial dilution in the pro forma net tangible book value per share of common stock from the price per share that you pay for our common stock in this offering. If the holders of outstanding options exercise those options at prices below the public offering price, you will incur further dilution.

We may not be able to pay or maintain dividends and the failure to do so would adversely affect our stock price.

Our ability to pay and maintain cash dividends is based on many factors, including our ability to make and finance acquisitions, our ability to negotiate favorable lease and other contractual terms, anticipated operating cost levels, the level of demand for our beds, the rates we charge and actual results that may vary substantially from estimates. Some of the factors are beyond our control and a change in any such factor could affect our ability to pay or maintain dividends. In addition, our revolving credit facility restricts our ability to pay dividends to stockholders if we receive notice that we are in default thereunder. The failure to pay or maintain dividends could adversely affect our stock price.

Our amended and restated certificate of incorporation, amended and restated bylaws and Delaware law contain provisions that could discourage transactions resulting in a change in control, which may negatively affect the market price of our common stock.

Our amended and restated certificate of incorporation and our amended and restated bylaws contain provisions that may enable our board of directors to resist a change in control. These provisions may discourage, delay or prevent a change in the ownership of our company or a change in our management, even if doing so might be beneficial to our stockholders. In addition, these provisions could limit the price that investors would be willing to pay in the future for shares of our common stock. Such provisions set forth in our amended and restated certificate of incorporation or our amended and restated bylaws include:

•

our board of directors is authorized, without prior stockholder approval, to create and issue preferred stock, commonly referred to as “blank check” preferred stock, with rights senior to those of common stock;

•	advance notice requirements for stockholders to nominate individuals to serve on our board of directors or to submit proposals that can be acted upon at stockholder meetings;

•

our board of directors is classified so not all members of our board are elected at one time, which may make it more difficult for a person who acquires control of a majority of our outstanding voting stock to replace our directors;

•	stockholder action by written consent is limited;

•	special meetings of the stockholders are permitted to be called only by the chairman of our board of directors, our chief executive officer or by a majority of our board of directors;

•	stockholders are not permitted to cumulate their votes for the election of directors;

•	newly created directorships resulting from an increase in the authorized number of directors or vacancies on our board of directors are filled only by majority vote of the remaining directors;

•	our board of directors is expressly authorized to make, alter or repeal our bylaws; and

•	stockholders are permitted to amend our bylaws only upon receiving the affirmative vote of at least a majority of our outstanding common stock.

We are also subject to the anti-takeover provisions of Section 203 of the General Corporation Law of the State of Delaware. Under these provisions, if anyone becomes an “interested stockholder,” we may not enter into a “business combination” with that person for three years without special approval, which could discourage a third party from making a takeover offer and could delay or prevent a change of control. For purposes of Section 203, “interested stockholder” means, generally, someone owning more than 15% or more of our outstanding voting stock or an affiliate of ours that owned 15% or more of our outstanding voting stock during the past three years, subject to certain exceptions as described in Section 203.

These and other provisions in our amended and restated certificate of incorporation, our amended and restated bylaws and Delaware law could discourage acquisition proposals and make it more difficult or expensive for stockholders or potential acquirers to obtain control of our board of directors or initiate actions that are opposed by our then-current board of directors, including delaying or impeding a merger, tender offer or proxy contest involving us. Any delay or prevention of a change of control transaction or changes in our board of directors could cause the market price of our common stock to decline.

Additionally, under any change of control, as defined in our revolving credit facility and our master lease with CareTrust, the lenders under our revolving credit facility would have the right to require us to repay all of the outstanding obligations under our revolving credit facility and would require the consent of CareTrust to effect the change of control.

USE OF PROCEEDS

We estimate that the net proceeds from this offering, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, will be approximately $96,975,000 (or approximately $111,581,250 if the underwriters exercise their option to purchase additional shares in full). We intend to use the net proceeds from the sale of the common stock offered hereby to repay outstanding borrowings under our revolving credit facility and for general corporate purposes, which could include working capital, capital expenditures and acquisitions. We have used and expect to continue to use our revolving credit facility primarily to fund acquisitions. Pending any ultimate use of any portion of the proceeds from this offering, we intend to invest the net proceeds in our money market account, which invests in many different types of securities, including government securities and municipal bonds.

As of the date of this prospectus supplement, we have an outstanding drawn loan balance of approximately $94.0 million under our revolving credit facility, which matures in May 2019. The interest rates applicable to loans under the revolving credit facility are, at our option, equal to either a base rate plus a margin ranging from 1.25% to 2.25% per annum or LIBOR plus a margin ranging from 2.25% to 3.25% per annum, based on the debt to our consolidated EBITDA ratio (as defined in the facility).

An affiliate of Wells Fargo Securities, LLC is a lender and serves as syndication agent, and Wells Fargo Securities, LLC serves as joint lead arranger and joint book manager under our revolving credit facility. An affiliate of SunTrust Robinson Humphrey, Inc. is a lender and serves as administrative agent, and SunTrust Robinson Humphrey, Inc. serves as joint lead arranger and joint book manager under our revolving credit facility. Accordingly, this offering is being made in compliance with FINRA Rule 5121. To the extent that we use a portion of the net proceeds of this offering to repay borrowings outstanding under our revolving credit facility, such affiliates of Wells Fargo Securities, LLC and SunTrust Robinson Humphrey, Inc. will receive their proportionate shares of any such amount. See “Underwriting (Conflicts of Interest) — Conflicts of Interest.”

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of December 31, 2014:

•	on an actual basis; and

•

as adjusted to give effect to (i) this offering of 2,500,000 shares of common stock at a public offering price of $41.00 per share after deducting underwriting discounts and commissions and estimated offering expenses payable by us, which assumes no exercise of the underwriters’ option to purchase additional shares, and (ii) the repayment of outstanding indebtedness under our revolving credit facility, in each case as if it had occurred on December 31, 2014.

You should read this table in conjunction with our consolidated financial statements, the related notes and other financial information contained in our Annual Report on Form 10-K for the year ended December 31, 2014, which is incorporated by reference in this prospectus supplement, as well as the other financial information incorporated by reference in this prospectus supplement and the accompanying prospectus.

	As of December 31, 2014
	(in thousands)
	Actual	As Adjusted
Cash, cash equivalents and short-term investments(1)	$50,408	$82,383

Debt:
Revolving credit facility(1)	$65,000	$—
HUD loan	3,390	3,390

Total debt	$68,390	$3,390
Common Stock	22	25
Additional Paid In Capital	114,293	211,265

Total stockholders’ equity	$257,803	$354,778

Total capitalization	$326,193	$358,168

(1)	As of the date of this prospectus supplement, we have an outstanding loan balance of approximately $94.0 million under our revolving credit facility. We intend to repay the entire amount of such outstanding balance under our revolving credit facility using the net proceeds of this offering, which will decrease the amount of our cash, cash equivalents and short-term investments set forth in the table.

PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

Our common stock trades on the NASDAQ Global Select Market under the trading symbol “ENSG.” On February 3, 2015, there were approximately 216 record holders of our common stock. This number does not include the number of persons or entities who hold stock in nominee or street name through various brokerage firms, banks and other nominees. On February 11, 2015, the last closing sale price reported on NASDAQ for our common stock was $42.03 per share.

The following table sets forth, for the periods indicated, the high and low sales prices per share of our common stock as reported by NASDAQ and the dividends declared per share:

	Price Range		Dividends(1)
	High	Low
Year ended December 31, 2013:
First Quarter	$33.70	$27.54	$0.065
Second Quarter	$38.08	$31.57	$0.065
Third Quarter	$42.26	$35.24	$0.065
Fourth Quarter	$46.39	$39.60	$0.070

Year ended December 31, 2014:
First Quarter	$45.48	$38.20	$0.070
Second Quarter(2)	$47.78	$26.02	$0.070
Third Quarter	$36.16	$28.00	$0.070
Fourth Quarter	$46.08	$33.17	$0.075

Year ending December 31, 2015:
First Quarter (through February 11, 2015)	$44.87	$40.41

(1)	Dividends are shown for the quarter with respect to which they were declared.

(2)	Stock prices on and before June 1, 2014 include the value of the CareTrust business, which was spun off on that date. The prices after that date reflect only the business of Ensign after the Spin-Off. The stock price on the distribution date, which was June 1, 2014, was adjusted by using the proportion of the CareTrust when-issued closing stock price to the total Company closing stock price on such date.

Holders of shares of our common stock are entitled to receive such dividends as our board of directors from time to time may declare out of funds legally available therefore. Our board of directors has no obligation to declare dividends under Delaware law or our Certificate of Incorporation. Any future determination as to the payment of dividends on our common stock will be made by our board of directors at its discretion, subject to the limitations under Delaware law and those contained in our credit facilities and will depend upon our earnings, financial condition, current and anticipated capital requirements and other relevant factors.

U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

The following is a summary of U.S. federal income tax considerations for Non-U.S. Holders (as defined below) with respect to the ownership and disposition of shares of our common stock purchased in this offering, but does not purport to be a complete analysis of all potential tax considerations related thereto. This summary is based on current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, administrative rulings and judicial opinions, all of which are subject to change, possibly with retroactive effect. We have not sought any ruling from the U.S. Internal Revenue Service (the “IRS”) with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions.

This summary is limited to Non-U.S. Holders who purchase our common stock issued pursuant to this offering and who hold shares of our common stock as capital assets within the meaning of Section 1221 of the Code (generally, for investment purposes). This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a particular Non-U.S. Holder in light of that Non-U.S. Holder’s individual circumstances, or any aspects of U.S. federal estate or gift tax laws, the U.S. alternative minimum tax, the Medicare surtax on net investment income, or tax considerations arising under the laws of any non-U.S., state or local jurisdiction. This discussion also does not address tax considerations applicable to a Non-U.S. Holder subject to special treatment under the U.S. federal income tax laws, including without limitation:

•	banks, insurance companies or other financial institutions;

•	brokers;

•	partnerships or other pass-through entities, or investors in partnerships or other pass-through entities holding shares of our common stock;

•	tax-exempt organizations;

•	tax-qualified retirement plans;

•	dealers in securities or currencies;

•	traders in securities that elect to use a mark-to-market method of tax accounting for their securities holdings;

•	U.S. expatriates and certain other former citizens or long-term residents of the United States;

•	controlled foreign corporations;

•	passive foreign investment companies;

•	persons that own, or have owned, actually or constructively, more than 5% of our common stock (except to the extent specifically set forth below); and

•	persons that will hold common stock as a position in a hedging transaction, straddle, conversion or other integrated transaction for tax purposes.

Accordingly, we urge prospective investors to consult with their own tax advisors regarding the U.S. federal, state, local and non-U.S. income and other tax considerations of acquiring, holding and disposing of shares of our common stock.

If an entity or arrangement classified as a partnership for U.S. federal income tax purposes is a beneficial owner of our common stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. Any partnership holding shares of our common stock and partners therein are urged to consult their own tax advisors.

PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND

DISPOSITION OF OUR COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX RULES, THE U.S. ALTERNATIVE MINIMUM TAX RULES, THE MEDICARE SURTAX ON NET INVESTMENT INCOME, OR UNDER THE LAWS OF ANY STATE, LOCAL, NON-U.S. OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

Definition of Non-U.S. Holder

As used in this discussion, a “Non-U.S. Holder” is any beneficial owner of our common stock that is, for U.S. federal income tax purposes, neither a United States person nor a partnership. A “United States person” is any of the following:

•	an individual citizen or resident of the United States;

•

a corporation (or other entity taxed as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more “United States persons” (within the meaning of the Code) have the authority to control all substantial decisions of the trust or (b) it has a valid election in effect under applicable Treasury regulations to be treated as a United States person (within the meaning of the Code).

Distributions on Our Common Stock

If we make cash or other property distributions on our common stock, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current earnings and profits for that taxable year or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital and will first be applied against and reduce a Non-U.S. Holder’s adjusted tax basis in our common stock, but not below zero. Any excess will be treated as gain realized on the sale or other disposition of our common stock and will be treated as described under the section titled “— Gain on Sale or Other Taxable Disposition of Our Common Stock” below.

Dividends on our common stock generally will be subject to U.S. withholding tax at a gross rate of 30%, subject to any exemption or lower rate specified by an applicable income tax treaty, except to the extent that the dividends are effectively connected with a Non-U.S. Holder’s conduct of a trade or business in the United States, as described below. We may withhold up to 30% of the gross amount of the entire distribution even if greater than the amount constituting a dividend, as described above, to the extent provided for in the Treasury regulations. If tax is withheld on the amount of a distribution in excess of the amount constituting a dividend, then a refund of any such excess amounts may be obtained if a claim for refund is timely filed with the IRS.

If a Non-U.S. Holder holds our common stock in connection with the conduct of a trade or business in the United States, and dividends paid on our common stock are effectively connected with such trade or business (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States), the Non-U.S. Holder will be exempt from the U.S. federal withholding tax on dividends discussed above. To claim the exemption, the Non-U.S. Holder must furnish to us or the applicable withholding agent a properly executed IRS Form W-8ECI (or applicable successor form). However, such effectively connected dividends generally will be subject to U.S. federal income tax on a net income basis at the regular graduated U.S. federal income tax rates in the same manner as if such Non-U.S. Holder were a resident of the United States. A Non-U.S. Holder that is a non-U.S. corporation also may be subject to an additional branch profits tax equal to 30% (or such lower rate specified by an applicable income tax treaty) of its effectively connected earnings and profits for the taxable year, as adjusted for certain items. Non-U.S. Holders are urged to consult any applicable income tax treaties that may provide for different rules.

A Non-U.S. Holder that wishes to claim the benefit of a reduction or exemption from withholding under an applicable income tax treaty generally will be required to complete IRS Form W-8BEN or W-8BEN-E, as applicable, and certify under penalties of perjury that such Non-U.S. Holder is not a U.S. person and is eligible for the benefits of the applicable income tax treaty prior to the distribution date. A Non-U.S. Holder that is eligible for a reduced rate of U.S. withholding tax under an income tax treaty (including Non-U.S. Holders that do not timely provide us or our paying agent with the required certification) may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders are urged to consult their own tax advisors regarding their entitlement to benefits under a relevant income tax treaty or applicability of other exemptions from withholding.

Gain on Sale or Other Taxable Disposition of Our Common Stock

A Non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain realized upon the sale or other taxable disposition of our common stock unless:

•

the gain is effectively connected with a trade or business carried on by the Non-U.S. Holder in the United States and, if required by an applicable income tax treaty, the gain is attributable to a permanent establishment or fixed base of the Non-U.S. Holder maintained in the United States;

•	the Non-U.S. Holder is an individual present in the United States for 183 days or more in the taxable year of disposition and certain other requirements are met; or

•

our common stock constitutes a U.S. real property interest, or USRPI, because we are or have been a U.S. real property holding corporation, or a USRPHC, for U.S. federal income tax purposes at any time during the shorter of the five-year period preceding the disposition and the Non-U.S. Holder’s holding period for our common stock.

Gain realized by a Non-U.S. Holder that is described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at regular graduated U.S. federal income tax rates generally in the same manner as if such Non-U.S. Holder were a resident of the United States and such Non-U.S. Holder will be required to file a U.S. federal income tax return. A Non-U.S. Holder that is a non-U.S. corporation also may be subject to an additional branch profits tax equal to 30% (or such lower rate specified by an applicable income tax treaty) its effectively connected earnings and profits for the taxable year, as adjusted for certain items. Non-U.S. Holders are urged to consult any applicable income tax treaties that may provide for different rules

Gain described in the second bullet point above will be subject to U.S. federal income tax at a flat 30% rate (or such lower rate specified by an applicable income tax treaty) but may be offset by U.S. source capital losses (even though the individual is not considered a resident of the United States), provided that the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses. Non-U.S. Holders are urged to consult any applicable income tax treaties that may provide for different rules.

With respect to the third bullet point above, a U.S. corporation is generally a USRPHC if the fair market value of its USRPIs equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. We believe that we are not currently a USRPHC. Because the determination of whether we are a USRPHC depends on the fair market value of our USRPIs relative to the fair market value of our non-U.S. real property interests and our other business assets, there can be no assurance that we currently are not a USRPHC. We anticipate that we may become a USRPHC in the future. However, if and so long as our common stock continues to be “regularly traded on an established securities market” (as defined in applicable Treasury Regulations), even if we are or become a USRPHC, a Non-U.S. Holder generally will not be subject to U.S. federal income tax with respect to gain arising from the sale or other disposition of our common stock if the Non-U.S. Holder held, directly or constructively (by application of certain attribution rules), at all times during the shorter of the five-year period ending on the date of disposition or the Non-U.S. Holder’s holding period for the common shares, 5% or less of our common shares. Non-U.S. Holders are urged to consult their own tax advisors regarding the potential applicability of these rules as well as any income tax treaty in their particular circumstances.

Backup Withholding and Information Reporting

Generally, we must report annually to the IRS and to each Non-U.S. Holder the amount of dividends paid to, and the tax withheld with respect to, each Non-U.S. Holder. This information also may be made available under a specific treaty or agreement with the tax authorities in the country in which the Non-U.S. Holder resides or is established. Backup withholding, currently at a 28% rate, generally will not apply to distributions to a Non-U.S. Holder of our common stock provided the Non-U.S. Holder furnishes to us or our paying agent the required certification as to its non-U.S. status such as by providing a valid IRS Form W-8BEN or W-8BEN-E (as applicable) or IRS Form W-8ECI (or other applicable form), or certain other requirements are met. Notwithstanding the foregoing, backup withholding may apply if either we or our paying agent has actual knowledge, or reason to know, that the holder is a U.S. person that is not an exempt recipient.

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale of our common stock within the United States or conducted through certain United States-related financial intermediaries, unless the Non-U.S. Holder furnishes to us or our paying agent the required certification as to its non-U.S. status such as by providing a valid IRS Form W-8BEN or W-8BEN-E (as applicable) or IRS Form W-8ECI (or other applicable form) (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code), or such owner otherwise establishes an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

FATCA

Pursuant to the Foreign Account Tax Compliance Act, or “FATCA,” foreign financial institutions (which term includes most foreign hedge funds, private equity funds, mutual funds, securitization vehicles and other investment vehicles) and “non-financial foreign entities” (as defined in the Code) must comply with certain information reporting rules with respect to their U.S. account holders and investors or be subject to an additional withholding tax on U.S.-source payments made to them (whether received as a beneficial owner or as an intermediary for another party). More specifically, a foreign financial institution or such other foreign entity will generally be subject to a 30% withholding tax with respect to any “withholdable payments,” unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies that it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements described in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States-owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. For this purpose, withholdable payments generally include U.S.-source payments otherwise subject to nonresident withholding tax (e.g., U.S.-source dividends) and also include the entire gross proceeds from the sale of any equity instruments of U.S. issuers, even if the payment would otherwise not be subject to U.S. nonresident withholding tax (e.g., because it is capital gain). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Final Treasury regulations defer this withholding obligation until January 1, 2017 for gross proceeds from dispositions of stock in a U.S. corporation.

Under certain circumstances, a Non-U.S. Holder might be eligible for refunds or credits of such taxes. Non-U.S. Holders are urged to consult with their own tax advisors regarding the effect, if any, of the FATCA provisions to them based on their particular circumstances.

THE PRECEDING DISCUSSION OF UNITED STATES FEDERAL TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY. IT IS NOT TAX ADVICE. EACH PROSPECTIVE INVESTOR IS URGED TO CONSULT ITS OWN TAX ADVISOR REGARDING THE PARTICULAR UNITED STATES FEDERAL, STATE AND LOCAL AND NON-U.S. TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF OUR COMMON STOCK, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

UNDERWRITING (CONFLICTS OF INTEREST)

Wells Fargo Securities, LLC and RBC Capital Markets, LLC are acting as joint book-running managers of the offering, and Wells Fargo Securities, LLC is acting as the sole representative of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated February 11, 2015, each underwriter named below has severally agreed to purchase, and we have agreed to sell to that underwriter, the number of shares set forth opposite the underwriter’s name.

Underwriter	Number of Shares
Wells Fargo Securities, LLC	1,675,000
RBC Capital Markets, LLC	500,000
SunTrust Robinson Humphrey, Inc.	325,000

Total	2,500,000

The underwriting agreement provides that the obligations of the underwriters to purchase the shares included in this offering are subject to approval of legal matters by counsel, including the validity of the shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officers’ certificates and legal opinions. The underwriters are obligated to purchase all the shares (other than those covered by the option to purchase additional shares described below) if they purchase any of the shares.

Shares sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover page of this prospectus supplement. Any shares sold by the underwriters to securities dealers may be sold at a discount from the public offering price not to exceed $1.23 per share. If all the shares are not sold at the public offering price, the underwriters may change the offering price and the other selling terms. The underwriters do not expect any sales to discretionary accounts. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to 375,000 additional shares at the public offering price less underwriting discounts and commissions. To the extent the option is exercised, each underwriter must purchase a number of additional shares approximately proportionate to that underwriter’s initial purchase commitment. Any shares issued or sold under the option will be issued and sold on the same terms and conditions as the other shares that are the subject of this offering.

We and our executive officers and directors have agreed, subject to certain exceptions, not to sell or transfer any shares or other capital stock of the Company or securities convertible into, exchangeable for, exercisable for, or repayable with shares or other capital stock of the Company, for 90 days after the date of this prospectus supplement without first obtaining the written consent of Wells Fargo Securities, LLC. Specifically, we and these other persons have agreed, with certain limited exceptions, not to directly or indirectly:

•

offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise dispose of or transfer any shares or securities convertible into or excercisable or exchangeable for shares;

•

enter into any swap or other agreement, arrangement or transaction that transfers, in whole or in part, the economic consequence of ownership of any shares or securities convertible into or excercisable or exchangeable for shares; or

•	request or demand that we file a registration statement related to the shares or any securities convertible into or excercisable or exchangeable shares,

whether any such swap or transaction described in the first two bullet points above is to be settled by delivery of shares or other securities, in cash or otherwise, or publicly announce any intention to do any of the foregoing.

This lock-up agreement applies to shares and other capital stock of the Company and to securities convertible into or exchangeable or exercisable for or repayable with shares and other capital stock of the Company. It also applies to shares owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition. In the event that either (x) during the last 17 days of the lock-up period referred to above, we issue an earnings release or material news or a material event relating to us occurs or (y) prior to the expiration of the lock-up period, we announce that we will release earnings results or become aware that material news or a material event will occur during the 16-day period beginning on the last day of the lock-up period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event, unless Wells Fargo Securities, LLC waives, in writing, such extension. The foregoing shall not apply to transfers or sales of our common stock pursuant to a contract, instruction or plan complying with Rule 10b5-1 of the Exchange Act that has been entered into by any executive officer or director prior to the date hereof.

Our shares are listed on the NASDAQ Global Select Market under the symbol “ENSG.”

The following table shows underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

	No Exercise	Full Exercise
Per share	$2.05	$2.05
Total	$5,125,000	$5,893,750

Pursuant to the terms of the underwriting agreement, we have also agreed to reimburse the underwriters for certain expenses relating to certain aspects of this offering in an amount up to $10,000.

We estimate that the total expenses of this offering will be approximately $400,000, excluding underwriting discounts and commissions.

In connection with the offering, the underwriters may purchase and sell shares in the open market. Purchases and sales in the open market may include short sales, purchases to cover short positions, which may include purchases pursuant to the option to purchase additional shares, and stabilizing purchases.

Short sales involve secondary market sales by the underwriters of a greater number of shares than they are required to purchase in the offering.

•	“Covered” short sales are sales of shares in an amount up to the number of shares represented by the underwriters’ option to purchase additional shares.

•	“Naked” short sales are sales of shares in an amount in excess of the number of shares represented by the underwriters’ option to purchase additional shares.

Covering transactions involve purchases of shares either pursuant to the option to purchase additional shares or in the open market after the distribution has been completed in order to cover short positions.

•

To close a naked short position, the underwriters must purchase shares in the open market after the distribution has been completed. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•

To close a covered short position, the underwriters must purchase shares in the open market after the distribution has been completed or must exercise the option to purchase additional shares. In determining the source of shares to close the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the option to purchase additional shares.

•	Stabilizing transactions involve bids to purchase shares so long as the stabilizing bids do not exceed a specified maximum.

Purchases to cover short positions and stabilizing purchases, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the shares. They may also cause the price of the shares to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the NASDAQ Global Select Market, in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

In connection with the offering of the shares, the person (if any) named as the stabilizing manager(s) (or persons acting on their behalf) may over-allot shares or effect transactions with a view to supporting the market price of the shares at a level higher than that which might otherwise prevail. However, there is no assurance that the stabilizing manager(s) (or persons acting on their behalf) will undertake stabilization action. Any stabilization action may begin on or after the date of adequate public disclosure of the final price of the relevant shares and, if begun, may be ended at any time, but it must end no later than 30 days after that date.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representative has repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

In connection with this offering, underwriters and selling group members may engage in passive market making transactions in the common stock on the NASDAQ Global Select Market in accordance with Rule 103 of Regulation M under the Exchange Act during a period before the commencement of offers or sales of shares and extending through the completion of distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, that bid must then be lowered when specified purchase limits are exceeded. Passive market making may cause the price of our shares to be higher than the price that otherwise would exist in the open market in the absence of those transactions. The underwriters and dealers are not required to engage in passive market making and may end passive market making activities at any time.

The underwriters and their respective affiliates are full-service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and reimbursement of expenses.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of instruments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

A prospectus in electronic format may be made available on the Internet sites or through other online services maintained by one or more of the underwriters and/or selling group members participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter or selling group member, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the representative on the same basis as other allocations.

Other than the prospectus in electronic format, the information on any underwriter’s or selling group member’s website and any information contained in any other website maintained by an underwriter or selling group member is not part of the prospectus supplement or the registration statement of which this prospectus supplement and the accompanying prospectus form a part, has not been approved and/or endorsed by us or any underwriter or selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.

Conflicts of Interest

We intend to use a portion of the net proceeds from the sale of our common stock in this offering to repay outstanding borrowings under our revolving credit facility. An affiliate of Wells Fargo Securities, LLC is a lender under our revolving credit facility and serves as syndication agent, and Wells Fargo Securities, LLC serves as joint lead arranger and joint book manager under our revolving credit facility. An affiliate of SunTrust Robinson Humphrey, Inc. is a lender and serves as administrative agent, and SunTrust Robinson Humphrey, Inc. serves as joint lead arranger and joint book manager under our revolving credit facility. Because 5% or more of the net proceeds of this offering will be paid to an affiliate of Wells Fargo Securities, LLC and an affiliate of SunTrust Robinson Humphrey, Inc. each as lenders under our revolving credit facility, there is a “conflict of interest” under FINRA Rule 5121. The appointment of a “qualified independent underwriter” is not required in connection with this offering as a “bona fide public market,” as defined in Rule 5121, exists for our common stock. Accordingly, this offering will be made in compliance with the applicable provisions of Rule 5121. Wells Fargo Securities, LLC and SunTrust Robinson Humphrey, Inc. and their affiliates will not confirm any sales to accounts over which either firm exercises discretionary authority without first receiving specific written approval for the transaction for those accounts.

Sales Outside the United States

No action has been taken in any jurisdiction (except in the United States) that would permit a public offering of the shares, or the possession, circulation or distribution of this prospectus supplement and the accompanying prospectus or any other material relating to us or the shares in any jurisdiction where action for that purpose is required. Accordingly, the shares may not be offered or sold, directly or indirectly, and none of this prospectus supplement and the accompanying prospectus or any other offering material or advertisements in connection with the shares may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction.

Each of the underwriters may arrange to sell the shares offered hereby in certain jurisdictions outside the United States, either directly or through affiliates, where they are permitted to do so. In that regard, Wells Fargo Securities, LLC may arrange to sell the shares in certain jurisdictions through an affiliate, Wells Fargo Securities International Limited, or WFSIL. WFSIL is a wholly owned indirect subsidiary of Wells Fargo & Company and an affiliate of Wells Fargo Securities, LLC. WFSIL is a U.K. incorporated investment firm regulated by the Financial Conduct Authority. Wells Fargo Securities is the trade name for certain corporate and investment banking services of Wells Fargo & Company and its affiliates, including Wells Fargo Securities, LLC and WFSIL.

Notice to Prospective Investors in the European Economic Area

This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of shares in any Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of shares. Accordingly any person making or intending to make an offer in that Relevant Member State of shares which are the subject of the offering contemplated in this prospectus supplement and the accompanying prospectus may only do so (i) in circumstances in which no obligation arises for the Issuer or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive, in each case, in relation to such offer. Neither the Issuer nor the underwriters have authorized, nor do they authorize, the making of any offer of shares in circumstances in which an obligation arises for the Issuer or the underwriters to publish or supplement a prospectus for such offer. The expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

In relation to each Relevant Member State each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of the shares which are the subject of the offering contemplated by this prospectus supplement and the accompanying prospectus to the public in that Relevant Member State, except that it may, with effect from and including the Relevant Implementation Date, make an offer of such shares to the public in that Relevant Member State:

(a)    to any legal entity which is a “qualified investor” as defined in the Prospectus Directive;

(b)    to fewer than 100 (or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150) natural or legal persons (other than “qualified investors” as defined in the Prospectus Directive) subject to obtaining the prior consent of the underwriters; or

(c)    in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of the shares shall require the Company or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

Notice to Prospective Investors in United Kingdom

Each underwriter has represented and warranted that:

(a)    it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA does not apply to the Issuer; and

(b)    it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

This document is for distribution only to persons who (i) have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”), (ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc.”) of the Financial Promotion Order, (iii) are outside the United Kingdom, or (iv) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated, all such persons being referred to as “Relevant Persons.”

This document is directed only at Relevant Persons and must not be acted upon or relied on by persons who are not Relevant Persons. Any investment activity to which this document relates is available only to Relevant Persons and will be engaged in only with Relevant Persons.

Notice to Prospective Investors in Switzerland

No action has been or will be taken in any jurisdiction other than Switzerland which would permit a public offering of the shares or the possession, circulation or distribution of this prospectus supplement and accompanying prospectus or any material relating to the Company or the shares. Accordingly, the shares may not be sold, directly or indirectly, and neither this prospectus supplement nor accompanying prospectus nor any other offering material or advertisement in connection with the shares may be distributed or published in any form or in any country or jurisdiction except under circumstances that will result in compliance with any applicable laws, rules and regulations of any such country or jurisdiction.

Prospective investors in the shares offered hereby must familiarize themselves and comply with all applicable laws and regulations relating to the offer, sale and transfer of such shares. The comments set out in this section are intended as a general guide only and any prospective investor who is in doubt as to his position should consult his professional advisor without delay.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by Jones Day. Latham & Watkins LLP, San Diego, California, is counsel for the underwriters in connection with this offering.

EXPERTS

The consolidated financial statements, and the related financial statement schedule, incorporated in this prospectus supplement and the accompanying prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, and the effectiveness of the Company’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

INFORMATION WE INCORPORATE BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus supplement the information in documents we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement and information that we file later with the SEC will automatically update and supersede this information. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in or omitted from this prospectus supplement, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the completion of the offering of common shares described in this prospectus supplement:

•	our Annual Report on Form 10-K for the year ended December 31, 2014; and

•	the description of our common stock set forth in our registration statement on Form 8-A filed on October 19, 2007 and any amendment or report filed for the purpose of updating such description.

We will not, however, incorporate by reference in this prospectus supplement any documents or portions thereof that are not deemed “filed” with the SEC, including any information furnished pursuant to Item 2.02 or Item 7.01 of our current reports on Form 8-K unless, and except to the extent, specified in such current reports. You may obtain copies of these filings without charge by accessing the investor relations section of www.ensigngroup.net or by requesting the filings in writing or by telephone at the following address:

The Ensign Group, Inc.

Investor Relations

27101 Puerta Real, Suite 450

Mission Viejo, California 92691

Telephone Number: (949) 487-9500

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational reporting requirements of the Securities Exchange Act of 1934. We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available over the Internet at the SEC’s website at www.sec.gov. You may read and copy any reports, statements and other information filed by us at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information on the Public Reference Room. You may also inspect our SEC reports and other information at our website at www.ensigngroup.net. The information contained on or accessible through our website is not part of this prospectus supplement, other than the documents that we file with the SEC that are incorporated by reference in this prospectus supplement or the accompanying prospectus.

PROSPECTUS

THE ENSIGN GROUP, INC.

COMMON STOCK

PREFERRED STOCK

WARRANTS

The Ensign Group, Inc. may offer, issue and sell, from time to time in one or more offerings, any combination of common stock, preferred stock and warrants on terms to be determined at the time of offering.

This prospectus describes some of the general terms that may apply to these securities. Each time we sell securities, we will provide the specific prices and terms of such securities in one or more supplements to this prospectus at the time of the offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the accompanying prospectus supplement carefully before you make your investment decision.

We may offer and sell these securities through underwriters, dealers or agents or directly to purchasers, on a continuous or delayed basis. The prospectus supplement for each offering will describe in detail the plan of distribution for that offering and will set forth the names of any underwriters, dealers or agents involved in the offering and any applicable fees, commissions or discount arrangements.

This prospectus may not be used to sell securities unless accompanied by a prospectus supplement or a free writing prospectus.

Our common stock is listed on the NASDAQ Global Select Market under the trading symbol “ENSG.” Each prospectus supplement will indicate if the securities offered thereby will be listed on any securities exchange.

Investing in our securities involves risks. See “Risk Factors” on page 3 before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or the accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 15, 2014.

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ABOUT THIS PROSPECTUS

This prospectus is part of an automatic shelf registration statement that we filed with the Securities and Exchange Commission (the “SEC”). Under this shelf process, we may sell, from time to time, any combination of the securities described in this prospectus in one or more offerings.

This prospectus only provides you with a general description of the securities we may offer. Each time that securities are offered, a prospectus supplement containing specific information about the terms of that offering will be provided, including the specific amounts, prices and terms of the securities offered. The prospectus supplement may also add to, update or change information contained in this prospectus or that we have incorporated by reference into this prospectus. You should carefully read this prospectus, any prospectus supplement and any other offering material (including any free writing prospectus) prepared by us or on our behalf for a specific offering of securities, together with the additional information described under “Where You Can Find More Information.”

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

This prospectus and any accompanying prospectus supplement do not contain all of the information included in the registration statement as permitted by the rules and regulations of the SEC. For further information, we refer you to the registration statement on Form S-3, including its exhibits. We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, therefore, file reports and other information with the SEC. Statements contained in this prospectus and any accompanying prospectus supplement about the provisions or contents of any agreement or other document are only summaries. If SEC rules require that any agreement or document be filed as an exhibit to the registration statement, you should refer to that agreement or document for its complete contents.

You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of each document. Our business, financial condition, results of operations and prospects may have changed since then.

In this prospectus, unless otherwise specified or the context requires otherwise, the words, “Company,” “we,” “our” and “us” refer to The Ensign Group, Inc. and its consolidated subsidiaries.

The Ensign Group, Inc. is a holding company with no direct operating assets, employees or revenues. All of our skilled nursing and assisted living facilities, home health and hospice operations, urgent care centers and majority owned subsidiaries are operated by separate, wholly-owned, independent subsidiaries, each of which have their own management, employees and assets. In addition, one of our wholly-owned independent subsidiaries (the “Service Center”), provides centralized accounting, payroll, human resources, information technology, legal, risk management and other centralized services to the other operating subsidiaries through contractual relationships with such subsidiaries. In addition, we have a wholly-owned captive insurance subsidiary (the “Captive”) that provides some claims-made coverage to our operating subsidiaries for general and professional liability, as well as for certain workers’ compensation insurance liabilities.

Like our operations, the Service Center and Captive are operated by separate, wholly-owned, independent subsidiaries that have their own management, employees and assets. Reference herein to the consolidated “Company” and “its” assets and activities, as well as the use of the terms “we,” “us,” “our” and similar verbiage in this prospectus is not meant to imply that The Ensign Group, Inc. has direct operating assets, employees or revenue, or that any of the facilities, the Service Center or the Captive are operated by the same entity.

THE COMPANY

We, through our subsidiaries, are a provider of skilled nursing and rehabilitative care services. As of July 11, 2014, we operated 126 facilities, ten home health and nine hospice operations, twelve urgent care centers and a mobile x-ray and diagnostic company, located in Arizona, California, Colorado, Idaho, Iowa, Nebraska, Nevada, Oregon, Texas, Utah, Washington and Wisconsin. Our operations, each of which strives to be the operation of choice in the community it serves, provide a broad spectrum of healthcare services, including skilled nursing, assisted living, home health and hospice, mobile ancillary, and urgent care services.

On June 1, 2014, the Company completed the separation of its healthcare business and its real estate business into two separate and independent publicly traded companies through the distribution of all of the outstanding shares of common stock of CareTrust REIT, Inc. (“CareTrust”) to Ensign stockholders on a pro rata basis (the “Spin-Off”). Ensign stockholders received one share of CareTrust common stock for each share of Ensign common stock held at the close of business on May 22, 2014, the record date for the Spin-Off. Prior to the Spin-Off, the Company transferred 97 skilled nursing, assisted and independent living facilities to CareTrust. The Company continues to operate 94 of these facilities under multiple, long-term, triple-net leases with CareTrust.

We encourage and empower our leaders and staff to make their facility the “facility of choice” in the community it serves. This means that our leaders and staff are generally free to discern and address the unique needs and priorities of healthcare professionals, customers and other stakeholders in the local community or market, and then work to create a superior service offering and reputation for that particular community or market to encourage prospective customers and referral sources to choose or recommend the facility.

Our organizational structure is centered upon local leadership. We believe our organizational structure, which empowers leaders and staff at the local level, is unique within the healthcare services industry. Each of our operations is led by highly dedicated individuals who are responsible for key operational decisions at their facilities. Leaders and staff are trained and motivated to pursue superior clinical outcomes, high patient and family satisfaction, operating efficiencies and financial performance at their facilities. In addition, our leaders are enabled and motivated to share real-time operating data and otherwise benchmark clinical and operational performance against their peers in other facilities in order to improve clinical care, maximize patient satisfaction and augment operational efficiencies, promoting the sharing of best practices.

We view healthcare services primarily as a local business, influenced by personal relationships and community reputation. We believe our success is largely dependent upon our ability to build strong relationships with key stakeholders from the local healthcare community, based upon a solid foundation of reliably superior care. Accordingly, our brand strategy is focused on encouraging the leaders and staff of each facility to focus on clinical excellence, and promote their facility independently within their local community.

Much of our historical growth can be attributed to our expertise in acquiring under-performing facilities and transforming them into market leaders in clinical quality, staff competency, employee loyalty and financial performance. We plan to continue to grow our revenue and earnings by:

•	continuing to grow our talent base and develop future leaders;
•	increasing the overall percentage or “skilled mix” of higher-acuity residents;
•	focusing on organic growth and internal operating efficiencies;
•	continuing to acquire additional strategic and turnaround facilities in existing and new markets; and
•	expanding and renovating our existing facilities, and potentially constructing new facilities.

We were incorporated in 1999 in Delaware. Our principal executive offices are located at 27101 Puerta Real, Suite 450, Mission Viejo, CA 92691, and our telephone number is (949) 487-9500. Our corporate website is located at www.ensigngroup.net. The information contained in, or that can be accessed through, our website is not part of this prospectus and should not be relied upon in connection with making any investment decision with respect to the securities offered by this prospectus.

EnsignTM is our United States trademark. All other trademarks and trade names appearing in this prospectus are the property of their respective owners.

RISK FACTORS

You should consider the risks described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2014, the risk factors described under the caption “Risk Factors” in any applicable prospectus supplement and any risk factors set forth in our other filings with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, before making an investment decision. See “Where You Can Find More Information.”

USE OF PROCEEDS

Unless otherwise set forth in a prospectus supplement, we intend to use the net proceeds of any offering of securities for general corporate purposes.

RATIO OF EARNINGS TO COMBINED FIXED CHARGES

AND PREFERRED STOCK DIVIDENDS

The table below sets forth our consolidated ratio of earnings to combined fixed charges and preferred stock dividends for the periods indicated. No shares of our preferred stock were outstanding during the periods indicated in the table below.

Three Months Ended March 31, 2014	Fiscal Year Ended December 31,
	2013	2012	2011	2010	2009
5.7	3.6	5.0	5.2	5.7	6.0

For purposes of the ratio, “earnings” means our pre-tax income, less net loss attributable to noncontrolling interests, plus fixed charges, and “fixed charges” means the sum of interest in continuing operations, including amortization of debt discounts and fees and an estimate of the interest component of rent expense.

DESCRIPTION OF SECURITIES

This prospectus contains summary descriptions of the common stock, preferred stock or warrants that we may offer and sell from time to time. These summary descriptions are not meant to be complete descriptions of each security. At the time of an offering and sale, this prospectus together with the accompanying prospectus supplement will contain the material terms of the securities being offered.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock and provisions of our certificate of incorporation and bylaws is only a summary. For a more complete understanding of these documents, you should refer to our certificate of incorporation and bylaws which have been filed or incorporated by reference as exhibits to the registration statement of which this prospectus forms a part.

Our authorized capital stock consists of 75,000,000 shares of common stock, par value $0.001 per share, and 1,000,000 shares of preferred stock, par value $0.001 per share.

Common Stock

At July 11, 2014, 22,390,088 shares of common stock were outstanding and held of record by 207 holders. The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, including the election of directors, and do not have cumulative voting rights. Accordingly, the holders of a majority of the shares of common stock entitled to vote in any election of directors can elect all of the directors standing for election, if they so choose. The shares of common stock offered by this prospectus, when issued, will be fully paid and non-assessable and will not be subject to any redemption or sinking fund provisions. The holders of our common stock do not have any preemptive, subscription or conversion rights.

The holders of our common stock are entitled to receive dividends declared by the board of directors out of legally available funds, subject to the rights of preferred stockholders, if any, and the terms of any existing or future agreements between us and our lenders. In the event of our liquidation, dissolution or winding up, common stockholders are entitled to share ratably in all assets legally available for distribution after payment of all debts and other liabilities, and subject to the prior rights of any holders of outstanding shares of preferred stock, if any.

The transfer agent and registrar for our common stock is Broadridge Corporate Issuer Solutions.

Our common stock is listed on the NASDAQ Global Select Market under the symbol “ENSG.”

Preferred Stock

As of July 11, 2014, there were no shares of preferred stock issued or outstanding.

The board of directors is authorized to issue from time to time up to an aggregate of 1,000,000 shares of preferred stock in one or more series and to fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each of these series, including the dividend rights, dividend rates, conversion rights, voting rights, term of redemption, including sinking fund provisions, redemption price or prices, liquidation preferences and the number of shares constituting any series or designations of a series without further vote or action by the stockholders.

The particular terms of any series of preferred stock that we offer under this prospectus will be described in the applicable prospectus supplement relating to that series of preferred stock. Those terms may include:

•	the title and liquidation preference per share of the preferred stock and the number of shares offered;
•	the purchase price of the preferred stock;
•	the dividend rate (or method of calculation), the dates on which dividends will be payable, whether dividends shall be cumulative and, if so, the date from which dividends will begin to accumulate;
•	any redemption or sinking fund provisions of the preferred stock;
•	any conversion, redemption or exchange provisions of the preferred stock;
•	the voting rights, if any, of the preferred stock; and
•	any additional dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitations and restrictions of the preferred stock.

If the terms of any series of preferred stock being offered differ from the terms set forth in this prospectus, those terms will also be disclosed in the applicable prospectus supplement relating to that series of preferred stock. The summary in this prospectus is not complete. You should refer to the certificate of designations establishing a particular series of preferred stock which will be filed with the Secretary of State of the State of Delaware and the SEC in connection with the offering of the preferred stock.

Each prospectus supplement may describe certain U.S. federal income tax considerations applicable to the purchase, holding and disposition of the preferred stock that prospectus supplement covers.

Dividend Rights. The preferred stock will be preferred, to the extent of the preference to which such preferred stock is entitled, over the common stock as to payment of dividends. Before any dividends or distributions (other than dividends or distributions payable in common stock or other stock ranking junior to that series of preferred stock as to dividends and upon liquidation) on the common stock or other stock ranking junior to that series of preferred stock as to dividends and upon liquidation shall be declared and set apart for payment or paid, the holders of shares of each series of preferred stock, to the extent of the preference to which such preferred stock is entitled, will be entitled to receive dividends when, as and if declared by our board of directors or, if dividends are cumulative, full cumulative dividends for the current and all prior dividend periods (unless otherwise set forth in the applicable prospectus supplement). We will pay those dividends either in cash, shares of preferred stock, or otherwise, at the rate and on the date or dates set forth in the applicable prospectus supplement. With respect to each series of preferred stock that has cumulative dividends, the dividends on each share of the series will be cumulative from the date of issue of the share unless some other date is set forth in the prospectus supplement relating to the series. Accruals of dividends will not bear interest. The applicable prospectus supplement will indicate the relative ranking of the particular series of the preferred stock as to the payment of dividends, as compared with then-existing and future series of preferred stock.

Rights upon Liquidation. The preferred stock of each series will be preferred over the common stock and other stock ranking junior to that series of preferred stock as to assets, so that the holders of that series of preferred stock (unless otherwise set forth in the applicable prospectus supplement) will be entitled to be paid, upon our voluntary or involuntary liquidation, dissolution or winding up, and before any distribution is made to the holders of common stock and other stock ranking junior to that series of preferred stock, the amount set forth in the applicable prospectus supplement. However, in this case the holders of preferred stock of that series will not be entitled to any other or further payment. If upon any liquidation, dissolution or winding up, our net assets are insufficient to permit the payment in full of the respective amounts to which the holders of all outstanding preferred stock are entitled, our entire remaining net assets will be distributed among the holders of each series of preferred stock in amounts proportional to the full amounts to which the holders of each series are entitled, subject to any provisions of any series of preferred stock that rank it junior or senior to other series of preferred stock upon liquidation. The applicable prospectus supplement will indicate the relative ranking of the particular series of the preferred stock upon liquidation, as compared with then-existing and future series of preferred stock.

Conversion, Redemption or Exchange Rights. Except as indicated in the applicable prospectus supplement, the shares of a series of preferred stock will not be convertible at the option of the holder of the preferred stock, redeemable at our option or the option of the holder, as applicable, or exchangeable at our option, into another security.

Voting Rights. Except as indicated in the applicable prospectus supplement or as otherwise from time to time required by law, the holders of preferred stock will have no voting rights.

Anti-takeover Effects of Delaware Law and our Certificate of Incorporation and By-laws

Our certificate of incorporation and by-laws and Delaware law contain provisions that could have the effect of delaying, deferring or discouraging another party from acquiring control of us. These provisions, which are summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors.

Classified Board of Directors; Removal and Filling Vacancies. Our certificate of incorporation divides our board of directors into three classes of directors serving staggered, three-year terms. The classification of our board of directors has the effect of requiring at least two annual stockholder meetings, instead of one, to replace a majority of members of the board. Subject to the rights of the holders of any outstanding series of preferred stock, our certificate of incorporation and bylaws authorize only the board of directors to fill vacancies, including newly created directorships. Accordingly, this provision could prevent a stockholder from obtaining majority representation on our board of directors by enlarging the board of directors and filling the new directorships with its own nominees. The certificate of incorporation and the bylaws also provide that directors may be removed by stockholders only for cause and only by the affirmative vote of holders of a majority of the outstanding shares of voting stock.

Special Stockholder Meetings. Our certificate of incorporation and our bylaws provide that special meetings of the stockholders for any purpose or purposes, unless required by law, shall be called by the chairman of the board of directors, the chief executive officer or a majority of the board of directors. This limitation on the right of stockholders to call a special meeting could make it more difficult for stockholders to initiate actions that are opposed by the board of directors. These actions could include the removal of an incumbent director or the election of a stockholder nominee as a director. They could also include the implementation of a rule requiring stockholder ratification of specific defensive strategies that have been adopted by the board of directors with respect to unsolicited takeover bids. In addition, the limited ability of the stockholders to call a special meeting of stockholders may make it more difficult to change the existing board and management.

Amendment of Provisions in the Certificate of Incorporation. Our certificate of incorporation generally requires the affirmative vote of the holders of at least a majority of the outstanding voting stock in order to amend any provisions of the certificate of incorporation concerning:

•	the removal or appointment of directors;
•	the authority of stockholders to act by written consent;
•	the required vote to amend the certificate of incorporation;
•	calling a special meeting of stockholders;
•	procedure and content of stockholder proposals concerning business to be conducted at a meeting of stockholders;
•	director nominations by stockholders; and
•	the issuance of preferred stock without shareholder approval.

These voting requirements make it more difficult for minority stockholders to make changes in the certificate of incorporation that could be designed to facilitate the exercise of control over us.

Certain Effects of Authorized But Unissued Stock. Our authorized but unissued shares of common stock and preferred stock may be issued without additional stockholder approval and may be utilized for a variety of corporate purposes, including future offerings to raise additional capital or to facilitate corporate acquisitions. The issuance of preferred stock could have the effect of delaying or preventing a change in control of us. The issuance of preferred stock could decrease the amount available for distribution to holders of our common stock or could adversely affect the rights and powers, including voting rights, of such holders. In certain circumstances, such issuance could have the effect of decreasing the market price of our common stock. One of the effects of the existence of unissued and unreserved common stock or preferred stock may be to enable our board of directors to issue shares to persons friendly to current management, which could render more difficult or discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of management. Such additional shares also could be used to dilute the stock ownership of persons seeking to obtain control of us.

Delaware law. We are a Delaware corporation and consequently are also subject to certain anti-takeover provisions of the Delaware General Corporation Law. Subject to certain exceptions, Section 203 of the General Corporation Law prevents a publicly held Delaware corporation from engaging in a “business combination” with any “interested stockholder” for three years following the date that the person became an interested stockholder, unless the interested stockholder attained such status with the approval of our board of directors or unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger or consolidation involving us and the “interested stockholder” and the sale of more than 10% of our assets. In general, an “interested stockholder” is any entity or person beneficially owning 15% or more of our outstanding voting stock and any entity or person affiliated with or controlling or controlled by such entity or person. Section 203 makes it more difficult for an interested stockholder to effect various business combinations with a corporation for a three-year period. This statute could prohibit or delay mergers or other takeover or change in control attempts not approved in advance by our board of directors, and as a result could discourage attempts to acquire us, which could depress the market price of our common stock.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of common stock, preferred stock or other securities. We may issue warrants independently or together with any offered securities. The warrants may be attached to or separate from those offered securities. We will issue the warrants under one or more warrant agreements to be entered into between us and a warrant agent to be named in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

The prospectus supplement relating to any warrants that we may offer will contain the specific terms of the warrants. These terms may include the following:

•	the title of the warrants;
•	the price or prices at which the warrants will be issued;
•	the designation, amount and terms of the securities for which the warrants are exercisable;
•	the designation and terms of the other securities, if any, with which the warrants are to be issued and the number of warrants issued with each other security;
•	the aggregate number of warrants;
•	any provisions for adjustment of the number or amount of securities receivable upon exercise of the warrants or the exercise price of the warrants;
•	the price or prices at which the securities purchasable upon exercise of the warrants may be purchased;
•	if applicable, the date on and after which the warrants and the securities purchasable upon exercise of the warrants will be separately transferable;
•	a discussion of any material U.S. federal income tax considerations applicable to the exercise of the warrants;
•	the date on which the right to exercise the warrants will commence, and the date on which the right will expire;
•	the maximum or minimum number of warrants that may be exercised at any time;
•	information with respect to book-entry procedures, if any; and
•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Exercise of Warrants

Each warrant will entitle the holder of the warrant to purchase for cash the amount of common stock, preferred stock or other securities at the exercise price stated or determinable in the applicable prospectus supplement for the warrants. Warrants may be exercised at any time up to the close of business on the expiration date shown in the applicable prospectus supplement, unless otherwise specified in such prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void. Warrants may be exercised as described in the applicable prospectus supplement. When the warrant holder makes the payment and properly completes and signs the warrant certificate at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, we will, as soon as possible, forward the common stock, preferred stock or other securities that the warrant holder has purchased. If the warrant holder exercises the warrant for less than all of the warrants represented by the warrant certificate, we will issue a new warrant certificate for the remaining warrants.

The description in the applicable prospectus supplement of any warrants we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable warrant agreement and warrant certificate, which will be filed with the SEC if we offer warrants. For more information on how you can obtain copies of any warrant certificate or warrant agreement if we offer warrants, see “Where You Can Find More Information.” We urge you to read the applicable warrant certificate, the applicable warrant agreement and any applicable prospectus supplement in their entirety.

PLAN OF DISTRIBUTION

We may sell the securities being offered hereby in one or more of the following ways from time to time:

•	directly to one or more purchasers;
•	to or through underwriters;
•	through agents or dealers; or
•	through a combination of any of these methods.

The specific plan of distribution, including any underwriters, dealers, agents or direct purchasers and their compensation, for any securities offered hereunder will be identified in a prospectus supplement.

In compliance with the guidelines of the Financial Industry Regulatory Authority, Inc. (“FINRA”), the maximum discount or commission to be received by any FINRA member or independent broker-dealer may not exceed 8% of the aggregate offering price of the securities offered hereunder.

LEGAL MATTERS

Unless otherwise specified in a prospectus supplement accompanying this prospectus, Skadden, Arps, Slate, Meagher & Flom LLP, Los Angeles, California, will provide opinions regarding the authorization and validity of the securities. Skadden, Arps, Slate, Meagher & Flom LLP may also provide opinions regarding certain other matters. Any underwriters will also be advised about legal matters by their own counsel, which will be named in the prospectus supplement.

EXPERTS

The financial statements, and the related financial statement schedule, incorporated in this Prospectus by reference from the Company’s Annual Report on Form 10-K, and the effectiveness of the Company’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein may include forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may include, without limitation, statements about our market opportunities, strategies, competition, and expected activities and expenditures and at times may be identified by the use of words such as “may,” “could,” “should,” “would,” “project,” “believe,” “anticipate,” “expect,” “plan,” “estimate,” “forecast,” “potential,” “intend,” “continue” and variations of these words or comparable words. Forward-looking statements inherently involve risks and uncertainties. Accordingly, actual results may differ materially from those expressed or implied by these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the risks described under “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2014. Forward-looking statements speak only as of the date on which they are made. We expressly disclaim any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may inspect without charge any documents filed by us at the SEC’s Public

Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site, www.sec.gov, that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including The Ensign Group, Inc.

This prospectus is part of a registration statement that we have filed with the SEC. The full registration statement can be obtained from the SEC as indicated above, or from us. The SEC allows us to “incorporate by reference” into this prospectus information filed with the SEC. This means that we can disclose important information to you by referring you to information and documents filed with the SEC. Any information that we refer to in this manner is considered part of this prospectus. Any information that we file with the SEC after the date of this prospectus will automatically update and supersede the corresponding information contained in this prospectus. We specifically are incorporating by reference the following documents (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2013;

•	Portions of the Definitive Proxy Statement on Schedule 14A filed on April 16, 2014 that are incorporated by reference into Part III of our Annual Report on Form 10-K for the fiscal year ended December 31, 2013;

•	Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2014;

•	Current Reports on Form 8-K dated February 13, 2014 (filed February 18, 2014), February 13, 2014 (filed February 19, 2014), February 27, 2014 (filed March 5, 2014), May 12, 2014 (filed May 13, 2014), May 13, 2014 (filed May 13, 2014), May 16, 2014 (filed May 16, 2014), May 23, 2014 (filed May 30, 2014), May 30, 2014 (filed June 5, 2014), and May 29, 2014 (filed June 5, 2014);

•	The description of our common stock set forth in our registration statement on Form 8-A filed on October 19, 2007 and any amendment or report filed for the purpose of updating such description; and

•	All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the termination of the offering, excluding documents or portions thereof that are furnished and not filed with the SEC.

You may request a free copy of any of the documents referred to above (other than exhibits unless such exhibits are specifically incorporated by reference in such documents) by writing or calling us at: Investor Relations, The Ensign Group, Inc., 27101 Puerta Real, Suite 450, Mission Viejo, California 92691, (949) 487-9500.

2,500,000 Shares

Common Stock

PROSPECTUS SUPPLEMENT

February 11, 2015

Wells Fargo Securities

RBC Capital Markets

SunTrust Robinson Humphrey